ASSUMPTION OF CUSTODIAL TERMS

Reference is made to a Custodian Agreement by and between First Investors Life Series International Fund (a series of First Investors Life Series Funds), formerly known as First Investors Life Series International Securities Fund, and a successor in interest to the First Investors Life Series International Securities Fund (a series of First Investors Life Series Fund) (the “Fund”), and Brown Brothers Harriman & Co. (“BBH”), dated March 8, 1990 (as amended from time to time).

WHEREAS, each of the additional funds/portfolios listed on Schedule A hereto is also a series of First Investors Life Series Funds (each a “New Fund”);

WHEREAS, each New Fund wishes to appoint BBH as its custodian and foreign custody manager under the same terms as those of the Custodian Agreement and the 17f-5 Delegation Schedule to the Custodian Agreement (collectively, the “Agreement”), and BBH wishes to accept such appointment under the terms of the Agreement (the “Custodial Appointment”).

THEREFORE, the parties hereto agree as follows:

1.	The Custodial Appointment by each New Fund shall be pursuant to the terms of the Agreement.

2.
For purposes of the Custodial Appointment by each New Fund, all references in the Agreement to “the Fund” shall also refer to each New Fund.  All references to the Custodian shall continue to refer to BBH.

3.
For purposes of the Custodial Appointment, each New Fund (i) employs and appoints BBH as its custodian and foreign custody manager, and agrees to be bound by the terms and conditions of the Agreement as if it was an original party thereto; and (ii) ratifies and affirms (A) all of the terms and conditions of the Agreement, and (B) that the representations and warranties undertaken by the Fund are true and correct with respect to the New Fund as of the date written below.

4.
BBH accepts the appointment as custodian and foreign custody manager for each New Fund, agrees that all assets and securities delivered to it shall be dealt with as provided in the Agreement, and agrees to perform its duties and obligations under the Agreement.

Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

This Custodial Appointment, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof, and shall be governed by such laws as provided in Section 9 of the Agreement, and except as provided herein, will not alter or amend the terms and conditions of the Agreement.

This Custodial Appointment may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

IN WITNESS whereof the parties have entered into this letter agreement as of September 17, 2009.

EACH OF THE FUNDS LISTED ON SCHEDULE A HERETO

By:	/s/ Kathryn S. Head
Name:	Kathryn S. Head
Title:	President

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Patricia R. Fallan
Name:	Patricia R. Fallan
Title:	Managing Director

SCHEDULE A TO THE ASSUMPTION OF CUSTODIAL TERMS

1.	First Investors Life Series Blue Chip Fund
2.	First Investors Life Series Discovery Fund
3.	First Investors Life Series Growth & Income Fund
4.	First Investors Life Series Select Growth Fund
5.	First Investors Life Series Value Fund

Brown Brothers Harriman & Co.
Investors Services & Markets Global Custody Proposal
September 2009

Safekeeping & Transaction Services

For safekeeping and transactions of all securities, we will charge the following per annum on the market value of securities held with BBH.

Market	Charge (basis points)	Transaction Charge	Market	Charge (basis points)	Transaction Charge
Argentina	20	$70	Malaysia	9	$50
Australia	3	$25	Mexico	10	$30
Austria	3	$25	Netherlands	3	$25
Belgium	3	$25	New Zealand	3	$25
Brazil1	20	$35	Norway	3	$25
Canada	2.5	$15	Philippines	12	$60
Denmark	3	$25	Portugal	3	$25
Euroclear/Cedel	3	$25	Singapore	3	$25
Finland	3	$25	South Africa	5	$35
France	3	$25	South Korea	12	$50
Germany	3	$25	Spain	3	$25
Greece2	3	$25	Sweden	3	$25
Hong Kong	3	$25	Switzerland	3	$25
India3	40	$125	Thailand	7	$45
Indonesia	12	$100	UK	3	$25
Ireland	3	$25	US	See Below	See “Other Transactions”
Israel	25	$45	First $3bn	0.25
Italy	3	$25	Next $7bn	0.20
Japan	3	$25	Over $10bn	0.15

1	Including local administration charges.
2	Transaction charge based on settlement on-premise. Off-premise settlements will be charged $400 per transaction.
3	Transaction charge per partial settlement.

The above schedule represents a subset of the full listing. Additional markets will be negotiated prior to investment.

First Investors	Page 1

Brown Brothers Harriman & Co.
Investors Services & Markets Global Custody Proposal
September 2009

Other Transactions

Type	Charge
Corporate Action (US Security Movement)	Bill as a US transaction
Corporate Action (For. Security Movement)	Bill as a market transaction
Tax Reclaim	$50
Principal & Interest Paydown	$5
Proxy Vote	$50
Derivatives (Hedges, Futures, Forwards, Swaps)	$35
Manual Trades*	$15
Repaired Trades	$12.50
Cancels	$12.50
Short Term Instruments	$15
FBE	$5
US Wires - automated	$5
U.S. Wires – non-automated	$15
FX - 3rd Party	$35
DTC	$5
Maturity	$10
Physical	$15

*	A non-automated trade instruction charge will be assessed on a per instruction basis for all instructions which are not provided to BBH&Co. in properly formatted electronic form.

Custody Minimum:
Account minimum for asset based custody charges:                                                                                                                     $10,000 per annum.

Minimums shall be applied in the aggregate, and shall not apply should aggregate asset based custody fee exceed aggregate minimum fee.

Out-of-Pocket Expenses

Out-of-pocket expenses may include, but are not limited to, postage, courier and overnight mail charges, locally mandated charges, subcustodian communications expenses, legal expenses, direct expenses such as stamp duties, foreign investor registration, commissions, dividend and income collection charges, proxy charges, taxes, certificate fees, special handling, transfer, withdrawal, Euroclear deposit and withdrawal charges, holding charges and registration fees, and other expenses as agreed to by the parties from time to time would be additional.

First Investors	Page 2

Brown Brothers Harriman & Co.
Investors Services & Markets Global Custody Proposal
September 2009

Billing

Annual fees payable monthly in US Dollars, and applied via direct debit 60 days upon submission of invoice.

This schedule will have a three year term.

Approved By:	Approved By:

Brown Brothers Harriman & Co.	First Investors
Name: /s/ Patricia R. Fallan	Name: /s/ Kathryn S. Head
Date: September 21, 2009	Date: 9/17/09

First Investors	Page 3